Exhibit 99.1
April 21, 2011

China Bio-Energy Corp.
Board of Directors,
Pudong Building, 2nd Floor, Jiulong Avenue, Longwen District
Zhangzhou City, Fujian Province
363000, China

Dear Sirs,

I hereby certify that my resignation is not the result of any disagreement with China Bio-Energy Corp. on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Sincerely,

/s/Xinfeng Nie
Xinfeng Nie